                                                                    EXHIBIT 12.1

                          NEBCO EVANS HOLDING COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (AMOUNTS IN THOUSANDS, EXCEPT RATIO DATA)


                                                                                          PRO FORMA    PRO FORMA
                                       FISCAL YEAR                      SIX MONTHS       FISCAL YEAR   SIX MONTHS
                       -------------------------------------------   -----------------   -----------   ----------
                        1992     1993     1994     1995     1996      1996      1997        1996          1997
                       ------   ------   ------   ------   -------   -------   -------   -----------   ----------
Income (loss) before
  income taxes.......  $  369   $  490   $  665   $1,089   $  (204)  $  (879)  $(4,357)   $ (12,878)    $(13,606)
Fixed charges........   5,148    4,774    5,323    6,065    22,314    10,936    13,898      102,729       52,223
                       ------   ------   ------   ------   -------   -------   -------   -----------   ----------
Earnings.............  $5,517   $5,264   $5,988   $7,154   $22,110   $10,057   $ 9,541    $  89,851     $ 38,617
                       ======   ======   ======   ======   =======   =======   =======     ========     ========
Interest expense.....  $3,404   $2,759   $3,294   $3,936   $16,423   $ 7,694   $10,520    $  90,956     $ 46,198
Amortization of
  deferred financing
  costs..............     214      234      226      226       763       355       366        3,112        1,556
Interest portion of
  rent expense.......   1,530    1,781    1,803    1,903     5,128     2,887     3,012        8,661        4,469
                       ------   ------   ------   ------   -------   -------   -------   -----------   ----------
Fixed charges........  $5,148   $4,774   $5,323   $6,065   $22,314   $10,936   $13,898    $ 102,729     $ 52,223
                       ======   ======   ======   ======   =======   =======   =======     ========     ========
Ratio of earnings to
  fixed charges......    1.07     1.10     1.12     1.18    Note 1    Note 1    Note 1       Note 1       Note 1
                       ======   ======   ======   ======   =======   =======   =======     ========     ========


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Note 1: Earnings were less than fixed charges by $204, $879, $4,357, $12,878 and $13,606 for the fiscal year 1996, six months 1996, six months 1997, pro forma fiscal year 1996 and pro forma six months 1997, respectively.